UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Klaus  Luft
   Gut Keferloh 1 B
   , Grasbrunn bei Munich D-85630
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |Code  |                  | A/|           |  Owned at         |Indir |                           |
                    |Date  | Date |      |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|Code  | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |(Month/|(Month|      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
             |rity    |Day/   |/Day/ |      |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
             |        |Year)  |Year) |      |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Nonqualified |$28.24  |       |      |      |           |   |1    |7/19/|Common Stock|       |       |18330.000   |D  |            |
Stock Options|        |       |      |      |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified |$28.899 |       |      |      |           |   |2    |7/17/|Common Stock|       |       |26096.000   |D  |            |
Stock Options|        |       |      |      |           |   |     |2008 |            |       |       |            |   |            |
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Nonqualified |$26.32  |7/18/ 2|      |A     |4560.000   |A  |3    |7/18/|Common Stock|4560.00|       |            |D  |            |
Stock Options|        |002    |      |      |           |   |     |2012 |            |0      |       |            |   |            |
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Nonqualified |$26.32  |7/18/ 2|      |A     |28420.000  |A  |4    |7/18/|Common Stock|28420.0|       |            |D  |            |
Stock Options|        |002    |      |      |           |   |     |2012 |            |00     |       |            |   |            |
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Nonqualified |$26.32  |1/2/ 20|1/2/ 2|G     |10000.000  |D  |5    |7/18/|Common Stock|10000.0|       |22980.000   |D  |            |
Stock Options|        |03     |003   |      |           |   |     |2012 |            |00     |       |            |   |            |
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Nonqualified |$43.91  |       |      |      |           |   |6    |7/16/|Common Stock|       |       |6284.000    |D  |            |
Stock Options|        |       |      |      |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified |$43.91  |       |      |      |           |   |7    |7/16/|Common Stock|       |       |10000.000   |I  |Family Trust|
Stock Options|        |       |      |      |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified |$52.1563|       |      |      |           |   |8    |7/20/|Common Stock|       |       |18599.000   |D  |            |
Stock Options|        |       |      |      |           |   |     |2010 |            |       |       |            |   |            |
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
Explanation of Responses:
1. Exercisable in accordance with the following schedule: 3,666 shares on 7/19 of each year from 2002 through 2006.
2. Exercisable in accordance with the following schedule: 20,876 shares currently exercisable and 5,220 shares on 7/17/03.
3. Exercisable in accordance with the following schedule: 912 shares on 7/18 of each year from 2003 through 2007.
4. Exercisable in accordance with the following schedule: 5,684 shares on 7/18 of each year from 2003 through 2007.
5. Exercisable according to the following schedule: 2,000 shares on 7/18 of each year from 2003 through 2007.
6. Exercisable according to the following schedule: 1,256 shares on 7/16/00 and 1,257 shares on 7/16 of each year from 2001 through 2004.
7. Exercisable according to the following schedule: 2,000 shares on 7/16 of each year from 2000 through 2004.
8. Exercisable in accordance with the following schedule: 3,719 shares on 7/20/01 and 7/20/03, 3,720 shares on 7/20/02 and 7/20/04 and 3,721 shares on
7/20/05.
SIGNATURE OF REPORTING PERSON
Klaus  Luft
Thomas H. Welch, Jr.,  Attorney-in-Fact